As filed with the Securities and Exchange Commission on September 13, 2007.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONTINUCARE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Florida	59-2716023

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
7200 Corporate Center Drive
Suite 600
Miami, Florida 33126
(305) 500-2000
(Address, Including Zip Code, and Telephone Number of Registrant’s Principal Executive Offices)

Continucare Corporation Amended and Restated 2000 Stock Option Plan
(Full Title of Plan)
Richard C. Pfenniger, Jr.
Chairman and Chief Executive Officer
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
(305) 500-2100
(Name, Address, Including Zip Code, and Telephone Number of Agent for Service)
With a copy to:
Michael I. Keyes, Esq.
Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.0001 per share	2,000,000	$2.46	$4,920,000	$151.04

(1)	Pursuant to Rule 416 this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Continucare Corporation Amended and Restated 2000 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Class A Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the American Stock Exchange on September 10, 2007.

Explanatory Note
     On February 7, 2007, the shareholders of Continucare Corporation (the “Company”) approved the amendment and restatement of the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) at the Company’s Annual Meeting of Shareholders to increase the maximum number of shares of the Company’s Common Stock, $0.0001 par value (the “Common Stock”), that may be issued under the Plan by 2,000,000 shares. This Registration Statement is being filed to register the additional 2,000,000 shares of Common Stock issuable under the Plan.
     The Company previously filed (i) a Registration Statement on Form S-8 on May 18, 2001 (File No. 333-61246) registering the issuance of the initial 4,000,000 shares of the Company’s Common Stock under the Plan, and (ii) a Registration Statement on Form S-8 on September 28, 2004 (File No. 333-119337) registering the additional issuance of 3,000,000 shares of the Company’s Common Stock under the Plan (each an “Earlier Registration Statement” and together the “Earlier Registration Statements”). The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by this reference:
(1)	The Company’s Annual Report on Form 10-K for the year ended June 30, 2007, filed with the Commission on September 12, 2007.
(2)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form SB-2 (SEC File No. 33-88580), as amended, under the heading “Description of Securities.”
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Item 8. Exhibits.
     The following exhibits are filed herewith:

Exhibit
Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1 above).

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 12th day of September, 2007.

CONTINUCARE CORPORATION
By:	/s/ Richard C. Pfenniger, Jr.
Richard C. Pfenniger, Jr.
Chairman of the Board, Chief Executive Officer and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard C. Pfenniger, Jr. and Fernando L. Fernandez, and each of them acting alone, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	September 12, 2007

/s/ Fernando L. Fernandez Fernando L. Fernandez	Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	September 12, 2007

/s/ Luis Cruz, M.D. Luis Cruz, M.D.	Vice Chairman of the Board and Director	September 12, 2007

/s/ Robert J. Cresci Robert J. Cresci	Director	September 12, 2007

/s/ Phillip Frost, M.D. Phillip Frost, M.D.	Director	September 12, 2007

/s/ Neil Flanzraich Neil Flanzraich	Director	September 12, 2007

/s/ Jacob Nudel, M.D. Jacob Nudel, M.D.	Director	September 12, 2007

/s/ A. Marvin Strait A. Marvin Strait	Director	September 12, 2007

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EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1 above).